EXHIBIT 1-A 6.6

ARRANGEMENT AGREEMENT

This Arrangement Agreement is dated effective April 26, 2020.

B E T W E E N :

CHEMESIS INTERNATIONAL INC., a corporation incorporated pursuant to the laws of British Columbia

(“Chemesis”)

- and -

1247262 B.C. LTD., a corporation incorporated pursuant to the laws of British Columbia

(“Spinco”)

WHEREAS Chemesis and Spinco have agreed to proceed with a reorganization transaction by way of Plan of Arrangement whereby, among other things, Chemesis will undertake a reorganization and spin-out of certain of its assets to Spinco;

AND WHEREAS Chemesis proposes to have the Chemesis Securityholders (as defined herein) consider the Arrangement on the terms set forth in the Plan of Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

“Agreement” means this arrangement agreement, including the Schedules attached hereto, as may be supplemented or amended from time to time;

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Chemesis;

“Arrangement Resolution” means the special resolution of the Chemesis Shareholders in respect of the Arrangement to be considered at the Meeting, the full text of which is attached as Appendix “A” to the Plan of Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

“Board of Directors” means the duly appointed board of directors of the applicable company;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the City of Vancouver, British Columbia;

“Chemesis” means Chemesis International Inc., a company incorporated pursuant to the laws of British Columbia;

“Chemesis Common Shares” means the common shares of Chemesis;

“Chemesis Options” means the outstanding stock options to purchase Chemesis Common Shares granted pursuant to the Chemesis Plan;

“Chemesis Optionholders” means the holders of Chemesis Options at the applicable time;

“Chemesis Plan” means the equity incentive plan dated May 2, 2019 of Chemesis adopted by the Board of Directors of Chemesis, as amended from time to time;

“Chemesis RSs” means the outstanding restricted share rights issued pursuant to the Chemesis Plan;

“Chemesis RS Holders” means the holders of Chemesis RSs at the applicable time;

“Chemesis Securityholders” means, collectively, the Chemesis Shareholders, the Chemesis Optionholders, the Chemesis Warrantholders and the Chemesis RS Holders;

“Chemesis Shareholders” means the holders of Chemesis Common Shares;

“Chemesis Warrants” means the outstanding warrants to purchase Chemesis Common Shares;

“Chemesis Warrantholders” means the holders of Chemesis Warrants at the applicable time;

“Circular” means the management information circular of Chemesis to be prepared and sent to the Chemesis Shareholders in connection with the Meeting;

“Court” means the Supreme Court of British Columbia;

“Dissent Rights” has the meaning set forth in section 5.1 of the Plan of Arrangement;

“Dissenting Shareholder” means a Chemesis Shareholder who has duly exercised the Dissent Rights and is ultimately entitled to be paid for their Chemesis Common Shares as set forth in Section 5.1 of the Plan of Arrangement;

“Dissent Shares” means Chemesis Common Shares the holders whereof have duly exercised their Dissent Rights;

“Effective Date” means the date agreed to by Chemesis and Spinco in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in this Agreement have been satisfied or waived, including that the Final Order has been granted by the Court;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, after a hearing upon the fairness of the terms and conditions of the Arrangement and after being informed of the intention to rely upon the Section 3(a)(10) Exemption from registration under the U.S. Securities Act in connection with the issuance of the SpinCo Common Shares, SpinCo Options and Spinco Warrants to be issued to an Chemesis Securityholders in the United States, in a form acceptable to Chemesis approving the Arrangement as such order may be amended by the Court (with the consent of Chemesis) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to Chemesis) on appeal, and after notice and a hearing at which all Chemesis Securityholders have the right to appear;

“Former Chemesis Optionholders” means the holders of unexercised Chemesis Options at the applicable time;

“Former Chemesis Warrantholders” means the holders of unexercised Chemesis Warrants at the applicable time;

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the Section 3(a)(10) Exemption from registration under the U.S. Securities Act in connection with the issuance of the SpinCo Common Shares, SpinCo Options, and Spinco Warrants to be issued to an Chemesis Securityholders in the United States, containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended and modified;

“Meeting” means the annual general and special meeting of Chemesis Shareholders to be held on or prior to November 30, 2020 and any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider and to vote on the Arrangement Resolution and any other matters set out in the Notice of Meeting;

“Notice of Meeting” means the notice of the Meeting to be sent to the Chemesis Shareholders, which notice will accompany the Circular;

“Person” or “person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

“Plan of Arrangement” means the plan of arrangement in substantially the form of the plan of arrangement which is attached as Schedule “A” hereto and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Chemesis;

“Registrar” means the person appointed as the Registrar of Companies under section 400 of the BCBCA;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

“Spinco” means 1247262 B.C. Ltd., a company incorporated pursuant to the laws of British Columbia;

“Spinco Common Shares” means the common shares of Spinco;

“Spinco Options” means the stock options of Spinco that will be granted to Former Chemesis Optionholders pursuant to the Arrangement and will be exercisable for Spinco Common Shares pursuant to the Spinco Plan;

“Spinco Plan” means the equity incentive plan of Spinco to be adopted and approved in connection with the Arrangement;

“Spinco Warrants” means the warrants of Spinco that will be granted to Former Chemesis Warrantholders pursuant to the Arrangement and will be exercisable for Spinco Common Shares;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Transfer Agent” means Odyssey Trust Company or such other trust company or transfer agent as may be designated by Chemesis;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder; and

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement (including the Schedules and appendices hereto) as a whole and not to any particular article, section, paragraph or other portion hereof and include any agreement, document or instrument supplementary or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, all references herein to articles, sections, paragraphs and other portions are to articles, sections, paragraphs and other portions of this Agreement.

1.3 Construction

In this Agreement, unless something in the context is inconsistent therewith:

(a)	the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(b)	a reference to time or date is to the time or date in Vancouver, British Columbia, unless specifically indicated otherwise;

(c)	a word importing the masculine gender includes the feminine gender or neutral and a word importing the singular includes the plural and vice versa; and

(d)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.4 Date for Any Action

In the event that any date on which any action is required to be taken hereunder by either of the parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day at such place, unless otherwise agreed to by the parties hereto.

1.5 Currency

All amounts of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.6 Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”	Plan of Arrangement
Appendix “A” to Schedule “A”	Arrangement Resolution

1.7 Entire Agreement

This Agreement, together with the Schedules, agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject manner hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof.

ARTICLE 2
THE ARRANGEMENT

2.1 Arrangement

Chemesis and Spinco agree to effect the Arrangement pursuant to the provisions of section 288 of the BCBCA on the terms and subject to the conditions contained in this Agreement and on the terms set forth in the Plan of Arrangement.

2.2 Effective Date of Arrangement

The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Plan of Arrangement will become effective commencing at the Effective Time immediately after one another in the sequence set out therein or as otherwise specified in the Plan of Arrangement.

2.3 Commitment to Effect Arrangement

Subject to the satisfaction of the terms and conditions contained in this Agreement, Chemesis and Spinco shall each use all reasonable efforts and do all things reasonably required to cause the Arrangement to become effective as soon as reasonably practicable and to cause the transactions contemplated by the Plan of Arrangement and this Agreement to be completed in accordance with their terms.

2.4 Interim and Final Order

Subject to the satisfaction of the terms and conditions contained in this Agreement, Chemesis covenants and agrees that it will, as soon as reasonably practicable, apply to the Court for the Interim Order, such application providing for, among other things, the calling and holding of the Meeting for the purpose of, among other matters, the Chemesis Shareholders considering and, if deemed advisable, approving the Arrangement Resolution, and that, if the approval by the Chemesis Shareholders of the Arrangement Resolution as set forth in the Interim Order is obtained by Chemesis, as soon as reasonably practicable thereafter Chemesis will take the necessary steps to submit the Arrangement to the Court and apply for the Final Order, requesting an order of the Court approving the transactions contemplated herein and the procedural and substantive fairness of the terms and conditions of the exchange, after notice and a hearing upon the fairness of such terms and conditions at which all Chemesis Securityholders have the right to appear.

2.5 Effective Date

Subject to the rights of termination contained in Article 6 hereof, upon Chemesis obtaining the Final Order and the other conditions contained in Article 5 hereof being complied with or waived, Chemesis shall file the Articles of Arrangement and Chemesis and Spinco shall execute and deliver such other documents, if any, to the Registrar as may be required in order to effect the Arrangement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Chemesis

Chemesis hereby represents and warrants to Spinco as follows:

(a)	it is a corporation incorporated and subsisting under the laws of British Columbia and has full capacity and authority to enter into this Agreement and, subject to obtaining the requisite approvals and consents contemplated hereby, to perform its obligations hereunder;

(b)	it has taken all corporate action necessary to authorize the execution and delivery, and the performance of the provisions, of this Agreement and this Agreement has been duly authorized by it;

(c)	neither the execution and delivery of this Agreement nor the performance of any of its obligations hereunder will constitute a material default under, or be in any material contravention or breach of: (i) any provision of its articles and notice of articles; (ii) any judgment, decree, order, law, statute, rule or regulation applicable to it; or (iii) any agreement or instrument to which it is a party or by which it is bound; and

(d)	no dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or are pending or proposed in respect of it.

3.2 Representations and Warranties of Spinco

Spinco hereby represents and warrants to Chemesis as follows:

(a)	it is a corporation incorporated and subsisting under the laws of British Columbia and has full capacity and authority to enter into this Agreement and, subject to obtaining the requisite approvals and consents contemplated hereby, to perform its obligations hereunder;

(b)	it has taken all corporate action necessary to authorize the execution and delivery, and the performance of the provisions, of this Agreement and this Agreement has been duly authorized by it;

(c)	neither the execution and delivery of this Agreement nor the performance of any of its obligations hereunder will constitute a material default under, or be in any material contravention or breach of: (i) any provision of its articles and notice of articles; (ii) any judgment, decree, order, law, statute, rule or regulation applicable to it; or (iii) any agreement or instrument to which it is a party or by which it is bound; and

(d)	no dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or are pending or proposed in respect of it.

ARTICLE 4
COVENANTS

4.1 General Covenants

Each of Chemesis and Spinco will:

(a)	use all commercially reasonable efforts and do all things reasonably required of it to cause the Arrangement to become effective as soon as reasonably practicable or on such date as Chemesis may determine;

(b)	do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required to facilitate the carrying out of the intent and purpose of this Agreement including, without limitation, complying with the requirements for obtaining the Section 3(a)(10) Exemption; and

(c)	cooperate with and assist each other in dealing with transitional matters relating to or arising from the Arrangement or this Agreement.

4.2 Covenants of Chemesis

Chemesis hereby covenants and agrees with Spinco as follows:

(a)	it shall in a timely and expeditious manner: (i) carry out the terms of the Interim Order; (ii) ensure that the Circular (A) complies with National Instrument 51-102 – Continuous Disclosure Obligations and Form 51-102F5 thereunder and Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (if applicable); and (B) provide Chemesis Shareholders with sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting; (iii) file the Circular in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable laws, and solicit proxies to be voted at the Meeting in favour of the Arrangement and related matters; (iv) conduct the Meeting in accordance with the Interim Order and the notice of articles of Chemesis, as applicable, and as otherwise required by applicable laws; and (v) use commercially reasonable efforts to obtain such other consents, orders, rulings, approvals and assurances as counsel may advise are necessary or desirable in connection with the completion of the Arrangement and as contemplated by this Agreement; and

(b)	it will use all reasonable efforts to cause each of the conditions precedent set out in sections 5.1 and 5.2 hereof to be complied with on or before the Effective Date.

4.3 Covenants of Spinco

Spinco hereby covenants and agrees with Chemesis as follows:

(a)	except as otherwise contemplated in this Agreement, until the Effective Date, it shall not merge into or with, or amalgamate or consolidate, or enter into any other corporate reorganization with, any other corporation or Person, perform any act or enter into any transaction or negotiation which reasonably could be expected to, directly or indirectly, interfere or be inconsistent with the completion of the Arrangement or the other transactions contemplated by this Agreement;

(b)	it shall perform the obligations required to be performed by it, and shall enter into all agreements required to be entered into by it, under this Agreement and the Plan of Arrangement and shall do all such other acts and things as may be necessary or desirable in order to carry out and give effect to the Arrangement and related transactions as described in the Circular and, without limiting the generality of the foregoing, to the extent requested by Chemesis, it shall seek and cooperate with Chemesis in seeking (i) the Interim Order and the Final Order; and (ii) such other consents, orders, rulings, approvals and assurances as counsel may advise are necessary or desirable in connection with the completion of the Arrangement; and

(c)	it will use all reasonable efforts to cause each of the conditions precedent set out in sections 5.1 and 5.2 hereof to be complied with on or before the Effective Date.

ARTICLE 5
CONDITIONS

5.1 Mutual Conditions Precedent

The respective obligation of the parties hereto to complete the transactions contemplated by this Agreement, including the Arrangement, the obligation of Chemesis to file the Articles of Arrangement and the obligation of each of Chemesis and Spinco to take such other action as is necessary or desirable to give effect to the Arrangement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

(a)	the Interim Order shall have been granted in form and substance satisfactory to Chemesis;

(b)	the Arrangement Resolution, with or without amendment, shall have been approved at the Meeting, in accordance with the Interim Order;

(c)	the Court shall have determined that the terms and conditions of the Arrangement are procedurally and substantively fair to the Chemesis Securityholders and the Final Order shall have been granted in form and substance satisfactory to Chemesis, and shall not have been set aside or modified in a manner unacceptable to Chemesis, on appeal or otherwise;

(d)	the securities to be issued in the United States pursuant to the Arrangement shall be issued in accordance with the Section 3(a)(10) Exemption;

(e)	all governmental, court, regulatory, third party and other approvals, consents, expiry of waiting periods, waivers, permits, exemptions, orders and agreements and all amendments and modifications to, and terminations of, agreements, indentures and arrangements considered by Chemesis to be necessary or desirable for the Arrangement to become effective shall have been obtained or received on terms that are satisfactory to Chemesis;

(f)	no action will have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of or relating to the Arrangement and there will not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and no cease trading or similar order with respect to any securities of any of the parties will have been issued and remain outstanding;

(g)	none of the consents, orders, rulings, approvals or assurances required for the implementation of the Arrangement will contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by Chemesis;

(h)	no law, regulation or policy will have been proposed, enacted, promulgated or applied that interferes or is inconsistent with the completion of the Arrangement; and

(i)	this Agreement shall not have been terminated pursuant to section 6.2 hereof, unless such condition is waived by either of the parties hereto.

5.2 Conditions and Obligations of Each Party

The obligation of each of Chemesis and Spinco to complete the transactions contemplated by this Agreement, including the Arrangement, is further subject to the condition, which may be waived by either of the parties hereto without prejudice to the right of such party hereto to rely on any other condition in favour of such party hereto, that each and every one of the covenants of the other party hereto to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been performed by such party hereto and that, except as affected by the transactions contemplated by this Agreement, the representations and warranties of the other party hereto shall be true and correct in all material respects on the Effective Date, with the same effect as if such representations and warranties had been made on the Effective Date.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1 Amendment

Subject to any restrictions under the BCBCA or in the Final Order, this Agreement (including the Schedule and Appendix attached hereto) may, at any time and from time to time before or after the holding of the Meeting, but not later than the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to, or authorization on the part of, the Chemesis Shareholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the parties; or

(d)	make such alterations in this Agreement (including the Plan of Arrangement) as the parties may consider necessary or desirable in connection with the Interim Order or the Final Order.

6.2 Termination

This Agreement may, at any time before or after the holding of the Meeting but prior to the Effective Date, be unilaterally terminated by Chemesis without further notice to, or action on the part of, the Chemesis Shareholders for whatever reason Chemesis may consider appropriate. This Agreement will terminate without any further action by the parties if the Effective Date has not occurred on or before December 31, 2020 or such later date as Chemesis may determine.

6.3 Effect of Termination

Upon the termination of this Agreement pursuant to section 6.2 hereof, neither party hereto shall have any liability or further obligation to the other party hereto.

ARTICLE 7
MERGER AND SURVIVAL

7.1 Merger of Conditions

The conditions set out in sections 5.1 and 5.2 hereof shall be conclusively deemed to have been satisfied or waived upon the Effective Date.

7.2 Merger of Covenants

The provisions of sections 4.1, 4.2 and 4.3 hereof shall be conclusively deemed to have been satisfied in all respects upon the Effective Date.

7.3 Survival of Representations and Warranties

The representations and warranties of Chemesis and Spinco contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 8
GENERAL

8.1 Notices

All notices to either of the parties hereto which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally, by facsimile or by electronic mail, in each case to the attention of the senior officer at the following address or at such other address as shall be specified by a party hereto by like notice:

if to Chemesis:

Suite 2710-200 Granville Street

Vancouver, BC V6C 1S4

Attention: Aman Parmar, President and Director of Chemesis

Email: amanparmar@chemesis.com

Facsimile: (604) 492-1944

with a copy to (which shall not constitute delivery):

Cassels Brock & Blackwell LLP

Suite 2200-885 West Georgia St.

Vancouver, BC V6C 3E8

Attention: Deepak Gill

Email: dgill@cassels.com

Facsimile: (604) 691-6120

if to Spinco:

Suite 2710-200 Granville Street

Vancouver, BC V6C 1S4

Attention: Eli Dusenbury, CEO, President and Director of Spinco

Email: elidusenbury@gmail.com

Facsimile: (604) 492-1944

Any notice that is delivered to such address shall be deemed to be delivered on the date of delivery if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day. Any notice delivered by facsimile transmission or electronic mail shall be deemed to be delivered on the date of transmission if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day.

8.2 Time of the Essence

Time shall be of the essence of this Agreement.

8.3 Assignment

Neither of the parties hereto may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other.

8.4 Binding Effect

This Agreement and the Plan of Arrangement shall be binding upon and shall enure to the benefit of each of the parties hereto and the respective successors and permitted assigns thereof.

8.5 Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party hereto granting such waiver or release.

8.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other, but without further consideration, do, or cause to be done, all such other acts, and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as may be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Arrangement.

8.7 Governing Law

This Agreement shall be governed by, and be construed in accordance with, the exclusive laws of the Province of British Columbia and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

8.8 Counterparts

This Agreement may be executed in one or more counterparts, by original, facsimile or pdf signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

CHEMESIS INTERNATIONAL INC.

By:	/s/ Aman Parmar
Name: Aman Parmar
Title: President & Director

1247262 B.C. LTD.

By:	/s/ Eli Dusenbury
Name: Eli Dusenbury
Title: CEO, President & Director

SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 288

OF THE BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Chemesis;

“Arrangement Agreement” means the arrangement agreement dated as of April [l], 2020, including the Schedules attached thereto, as may be supplemented or amended from time to time;

“Arrangement Resolution” means the special resolution of the Chemesis Shareholders and the ordinary resolution of the Chemesis Shareholders voting as a single class in respect of the Arrangement to be considered at the Meeting, the full text of which is attached as Appendix “A” hereto;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

“Board of Directors” means the duly appointed board of directors of the applicable company;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the City of Vancouver, British Columbia;

“Circular” means the management information circular of Chemesis to be prepared and sent to the Chemesis Shareholders in connection with the Meeting;

“Chemesis” means Chemesis International Inc., a company incorporated pursuant to the laws of British Columbia;

A-1

“Chemesis Common Shares” means the common shares of Chemesis;

“Chemesis Options” means the outstanding stock options to purchase Chemesis Common Shares granted pursuant to the Chemesis Plan;

“Chemesis Optionholders” means the holders of Chemesis Options as at the Effective Date;

“Chemesis Plan” means the equity incentive plan dated May 2, 2019 of Chemesis adopted by the Board of Directors of Chemesis, as amended from time to time;

“Chemesis RSs” means the outstanding restricted share rights issued pursuant to the Chemesis Plan;

“Chemesis RS Holders” means the holders of Chemesis RSs as at the Effective Date;

“Chemesis Securityholders” means, collectively, the Chemesis Shareholders, the Chemesis Optionholders, the Chemesis Warrantholders and the Chemesis RS Holders;

“Chemesis Shareholders” means the holders of Chemesis Common Shares as at the Effective Date;

“Chemesis Warrants” means the outstanding warrants to purchase Chemesis Common Shares;

“Chemesis Warrantholders” means the holders of Chemesis Warrants as at the Effective Date;

“Court” means the Supreme Court of British Columbia;

“Dissent Rights” has the meaning set forth in section 5.1 of the Plan of Arrangement;

“Dissent Shares” means Chemesis Common Shares the holders whereof have duly exercised their Dissent Rights;

“Dissenting Shareholder” means a Chemesis Shareholder who has duly exercised the Dissent Rights and is ultimately entitled to be paid for their Chemesis Common Shares;

“Effective Date” means the date agreed to by Chemesis and Spinco in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in the Arrangement Agreement have been satisfied or waived, including that the Final Order has been granted by the Court;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

A-2

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, after a hearing upon the fairness of the terms and conditions of the Arrangement and after being informed of the intention to rely upon the Section 3(a)(10) Exemption from registration under the U.S. Securities Act in connection with the issuance of the SpinCo Common Shares, SpinCo Options, and Spinco Warrants to be issued to an Chemesis Securityholders in the United States, in a form acceptable to Chemesis approving the Arrangement as such order may be amended by the Court (with the consent of Chemesis) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to Chemesis) on appeal, and after notice and a hearing at which all Chemesis Securityholders have the right to appear;

“Former Chemesis Optionholders” means the holders of unexercised Chemesis Options as at the Effective Date;

“Former Chemesis Warrantholders” means the holders of unexercised Chemesis Warrants as at the Effective Date;

“In the Money Amount” at a particular time with respect to a Chemesis Option, Replacement Chemesis Option, Spinco Option, Chemesis Warrant, Replacement Chemesis Warrant or Spinco Warrant means the amount, if any, by which the fair market value of the relevant underlying security exceeds the exercise price of the relevant option at the particular time;

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the Section 3(a)(10) Exemption from registration under the U.S. Securities Act in connection with the issuance of the SpinCo Common Shares, SpinCo Options and Spinco Warrants to be issued to an Chemesis Securityholders in the United States, containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended and modified;

“La Finca” means La Finca Interacviva-Arachna MED SAS, a wholly-owned subsidiary of Chemesis;

“Meeting” means the annual general and special meeting of Chemesis Shareholders to be held on or prior to November 30, 2020 and any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider and to vote on the Arrangement Resolution and any other matters set out in the Notice of Meeting;

“Notice of Meeting” means the notice of the Meeting to be sent to the Chemesis Shareholders, which notice will accompany the Circular;

“Person” or “person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

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“Plan of Arrangement” means this plan of arrangement and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Chemesis;

“Registrar” means the person appointed as the Registrar of Companies under section 400 of the BCBCA;

“Replacement Chemesis Options” means the stock options of Chemesis that will be granted to Former Chemesis Optionholders under the Arrangement and will be exercisable for Chemesis Common Shares pursuant to the Chemesis Plan;

“Replacement Chemesis Warrants” means the warrants of Chemesis that will be granted to Former Chemesis Warrantholders under the Arrangement and will be exercisable for Chemesis Common Shares;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

“Spinco” means 1247262 B.C. Ltd., a company incorporated pursuant to the laws of British Columbia;

“Spinco Common Shares” means the common shares of Spinco;

“Spinco Options” means the stock options of Spinco that will be granted to Former Chemesis Optionholders pursuant to the Arrangement and will be exercisable for Spinco Common Shares pursuant to the Spinco Plan;

“Spinco Plan” means the equity incentive plan of Spinco to be adopted and approved in connection with the Arrangement;

“Spinco Warrants” means the warrants of Spinco that will be granted to Former Chemesis Warrantholders pursuant to the Arrangement and will be exercisable for Spinco Common Shares;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as promulgated or amended from time to time;

“Transfer Agent” means Odyssey Trust Company or such other trust company or transfer agent as may be designated by Chemesis; and

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“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2 Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.3 Number, Gender and Persons

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires, words importing the singular number shall include the plural and vice versa, and words importing gender shall include all genders.

1.4 Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.5 Currency

Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.6 Business Day

In the event that the date on which any action is required to be taken hereunder by either of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.7 Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the exclusive laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.8 Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: Chemesis and all registered and beneficial Chemesis Shareholders, all Chemesis Optionholders, all Chemesis Warrantholders, all Chemesis RS Holders and all Dissenting Shareholders. This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in Section 2.1 in accordance with the terms of the Arrangement Agreement.

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ARTICLE 2
ARRANGEMENT

2.1 Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following sequence or as otherwise provided below or herein, without any further act or formality:

(a)	Each Chemesis Common Share in respect of which a Chemesis Shareholder has exercised Dissent Rights and for which the Chemesis Shareholder is ultimately entitled to be paid fair value (each a “Dissent Share”) shall be deemed to have been repurchased by Chemesis for cancellation in consideration for a debt-claim against Chemesis to be paid the fair value of such Dissent Share in accordance with Article 3 of this Plan of Arrangement, net of any applicable withholding tax, and such Dissent Share shall thereupon be cancelled.

(b)	Chemesis will transfer all of the issued and outstanding common shares of La Finca to SpinCo in exchange for such number of Spinco Common Shares as is equal to the number of Chemesis Common Shares issued and outstanding immediately prior to the Effective Time.

(c)	Notwithstanding the terms of the Chemesis Plan, including any agreement made thereunder:

(i)	each Chemesis Option (whether vested or not) exercisable for a Chemesis Common Share that is outstanding as at the Effective Date which has not been duly exercised or cancelled will be and will be deemed to be exchanged for:

(A)	one fully-vested Replacement Chemesis Option to purchase from Chemesis one Chemesis Common Share for every Chemesis Common Share that could be purchased under the Chemesis Option. Each Replacement Chemesis Option will be governed by the terms of the Chemesis Plan and will have: (1) an exercise price per Chemesis Common Share (rounded up to the nearest whole cent) equal to the exercise price of each Chemesis Option so exchanged immediately before the Effective Time; and (2) the same expiry date as the expiry date of the Chemesis Option for which such Replacement Chemesis Option was exchanged; and

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(B)	one fully-vested Spinco Option. Each Spinco Option will be exercisable to purchase from Spinco one Spinco Common Share, will be governed by the terms of the Spinco Plan and will have: (1) an exercise price per Spinco Common Share (rounded up to the nearest whole cent) equal to the exercise price of each such Chemesis Option so exchanged immediately before the Effective Time; and (2) the same expiry date as the expiry date of the Chemesis Option for which such Spinco Option was exchanged, provided that the exercise prices of each Replacement Chemesis Option and each Spinco Option issued pursuant to the step above shall be and be deemed to be automatically adjusted such that the aggregate In-the-Money Amounts thereof immediately after the steps above does not exceed the In the Money Amount of the exchanged Chemesis Option determined immediately before the exchange, with the intention that subsection 7(1.4) of the Tax Act will apply to each exchange; and

(ii)	each Chemesis RS that is outstanding as at the Effective Date which has not vested or been cancelled will be deemed to be vested and, subject to applicable withholdings and other source deductions, all such Chemesis RSs will be and will be deemed to be redeemed by the respective holders in exchange for the issuance to each such holder of such number of Chemesis Common Shares and SpinCo Common Shares as such holder would have been entitled to receive had such Chemesis RSs been redeemed for Chemesis Common Shares immediately prior to the Effective Time.

(d)	Notwithstanding the terms of any certificates representing the Chemesis Warrants, including any agreement made thereunder:

(i)	each Chemesis Warrant (whether vested or not) exercisable for an Chemesis Common Share that is outstanding as at the Effective Date which has not been duly exercised or cancelled will be and will be deemed to be exchanged for:

(A)	one fully-vested Replacement Chemesis Warrant to purchase from Chemesis one Chemesis Common Share for every Chemesis Common Share that could be purchased under the Chemesis Warrant. Each Replacement Chemesis Warrant will have: (1) an exercise price per Chemesis Common Share (rounded up to the nearest whole cent) equal to the exercise price of each Chemesis Warrant so exchanged immediately before the Effective Time; and (2) the same expiry date as the expiry date of the Chemesis Warrant for which such Replacement Chemesis Warrant was exchanged; and

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(B)	one fully-vested Spinco Warrant to purchase from Spinco one Spinco Common Share for every Chemesis Common Share that could be purchased under the Chemesis Warrant. Each Spinco Warrant will have: (1) an exercise price per Spinco Common Share (rounded up to the nearest whole cent) equal to the exercise price of each such Chemesis Warrant so exchanged immediately before the Effective Time; and (2) the same expiry date as the expiry date of the Chemesis Warrant for which such Spinco Warrant was exchanged, provided that the exercise prices of each Replacement Chemesis Warrant and each Spinco Warrant issued pursuant to the step above shall be and be deemed to be automatically adjusted such that the aggregate In-the-Money Amounts thereof immediately after the steps above does not exceed the In the Money Amount of the exchanged Chemesis Warrant determined immediately before the exchange, with the intention that subsection 7(1.4) of the Tax Act will apply to each exchange.

(e)	Chemesis will distribute the Spinco Shares to the holders of Chemesis Common Shares (other than a Dissenting Shareholder) on the basis of one Spinco Share for each Chemesis Common Share, held as at the Effective Date, as a return of stated capital and reduction of paid-up capital for purposes of the Tax Act.

2.2 Arrangement

The parties agree that any SpinCo Common Shares, SpinCo Options and SpinCo Warrants to be issued to any Chemesis Securityholders pursuant to the Arrangement will not be registered under the U.S. Securities Act and will be issued in reliance on the Section 3(a)(10) Exemption. The parties agree that any SpinCo Common Shares issuable on the exercise of SpinCo Option or SpinCo Warrants subsequent to the Effective Time may be subject to restrictions on transfer in accordance with applicable U.S. securities Laws. In order to ensure the availability of the Section 3(a)(10) Exemption, the parties agree that the Arrangement will be structured and carried out on the following basis:

(a)	prior to the issuance of the Interim Order, the Court will be advised of the intention of the parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the SpinCo Common Shares, , SpinCo Options and SpinCo Warrants in connection with the Arrangement, based on the Court's approval of the Arrangement;

(b)	the Court will be asked to satisfy itself that the Arrangement is fair and reasonable to the Chemesis Securityholders;

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(c)	the hearing of the Court to give approval of the Arrangement must be open to any Persons to whom securities will be issued under the Arrangement and there will not be any improper impediments to the appearance by those Persons at the hearing;

(d)	Chemesis will ensure that each Chemesis Securityholder entitled to receive, as applicable, SpinCo Common Shares, SpinCo Options and SpinCo Warrants pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)	the Chemesis Securityholders will be advised that the SpinCo Common Shares, SpinCo Options and SpinCo Warrants to be issued have not been registered under the U.S. Securities Act and will be issued by SpinCo in reliance on the Section 3(a)(10) Exemption, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the U.S. Securities Act with respect to affiliates of SpinCo and persons who have been affiliates of SpinCo within 90 days of the date of the closing;

(f)	the Interim Order shall specify that each person to whom SpinCo Common Shares, SpinCo Options and SpinCo Warrants will be issued pursuant to the Arrangement will have the right to appear before the Court at the hearing for the Final Order so long as they comply with the requirements in the Interim Order; and

(g)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court and that the terms and conditions of the Arrangement are being fair and reasonable both procedurally and substantively to the Chemesis Securityholders, as well as the following or substantially similar language: "This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act regarding the distribution of securities of 1247262 B.C. Ltd. pursuant to the Plan of Arrangement”.

ARTICLE 3

CERTIFICATES AND FRACTIONAL SHARES

3.1 Delivery of Securities

As soon as practicable following the Effective Date, Spinco will forward or cause to be forwarded by the Transfer Agent or otherwise, by registered mail (postage prepaid) or hand delivery to Chemesis Shareholders as of the Effective Date at the address specified in the register of Chemesis Shareholders, certificates representing the number of Spinco Common Shares to be delivered to such Chemesis Shareholders under the Arrangement.

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3.2 Withholding Rights

Chemesis and the Transfer Agent shall be entitled to deduct and withhold from any amount otherwise payable to any Chemesis Shareholder such amounts as Chemesis or the Transfer Agent is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Chemesis Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

3.3 No Fractional Shares

No fractional Spinco Common Shares will be issued. In the event that a Chemesis Shareholder would otherwise be entitled to a fractional Spinco Common Share hereunder, the number of Spinco Common Shares issued to such Chemesis Shareholder shall, without any additional compensation, be rounded down to the next lesser whole number of Spinco Common Shares. In calculating such fractional interests, all Chemesis Common Shares registered in the name of or beneficially held by such Chemesis Shareholder or their nominee shall be aggregated.

ARTICLE 4
AMENDMENTS

4.1 Right to Amend

Chemesis reserves the right to amend, modify or supplement (or do all of the foregoing) this Plan of Arrangement from time to time and at any time prior to the Effective Date provided that any such amendment, modification and/or supplement must be contained in a written document that is:

(a)	filed with the Court and, if made following the Meeting, approved by the Court; and

(b)	communicated to Chemesis Securityholders in the manner required by the Court (if so required).

4.2 Amendment Before the Meeting

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Chemesis at any time prior to or at the Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

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4.3 Amendment After the Meeting

Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only:

(a)	if it is consented to by Chemesis; and

(b)	if required by the Court or applicable law, it is consented to by the Chemesis Securityholders.

4.4 Amendment After the Effective Date

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Chemesis, provided that it concerns a matter which, in the reasonable opinion of Chemesis, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any holder of Chemesis Common Shares or Spinco Common Shares.

ARTICLE 5
RIGHTS OF DISSENT

5.1 Rights of Dissent

Pursuant to the Interim Order, registered holders of Chemesis Common Shares may exercise rights of dissent (the “Dissent Rights”) under section 238 of the BCBCA, as modified by this Article 5, the Interim Order and the Final Order, with respect to Chemesis Common Shares in connection with the Arrangement, provided that the written notice setting forth the objection of such registered Chemesis Shareholders to the Arrangement and exercise of Dissent Rights must be received by Chemesis not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Meeting or any date to which the Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a)	are ultimately entitled to be paid fair value for their Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined immediately prior to the approval of the Arrangement Resolution, shall be deemed to have transferred their Dissent Shares to Chemesis as of the Effective Time in consideration for a debt claim against Chemesis to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; and

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Chemesis Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Chemesis Common Shares.

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5.2 Recognition of Dissenting Shareholders

In no circumstances shall Chemesis or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Chemesis Common Shares in respect of which such rights are sought to be exercised. From and after the Effective Date, neither Chemesis nor any other Person shall be required to recognize a Dissenting Shareholder as a shareholder of Chemesis and the names of the Dissenting Shareholders shall be deleted from the register of holders of Chemesis Common Shares previously maintained or caused to be maintained by Chemesis.

5.3 General Dissent Rights

For greater certainty, in addition to any other restrictions in the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (a) Chemesis Optionholders; (b) Chemesis Warrantholders; (c) Chemesis RS Holders; and (d) Chemesis Shareholders who vote in favour of the Arrangement Resolution.

ARTICLE 6

FURTHER ASSURANCES

6.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the time and in the manner set out in this Plan of Arrangement without any further act or formality, Chemesis and Spinco shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ARTICLE 7
TERMINATION

7.1 Termination

Notwithstanding any prior approvals by the Court or by the Chemesis Shareholders, the Board of Directors of Chemesis may decide not to proceed with the Arrangement and to revoke the Arrangement Resolution adopted at the Meeting without further approval of the Court or the Chemesis Shareholders.

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APPENDIX “A”

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE CHEMESIS SHAREHOLDERS THAT:

1.	The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Chemesis International Inc., a corporation existing under the laws of British Columbia (“Chemesis”), its shareholders and 1247262 B.C. Ltd., a corporation existing under the laws of British Columbia (“Spinco”), all as more particularly described and set forth in the management information circular (the “Circular”) of Chemesis dated [●], 2020 accompanying the notice of meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”), implementing the Arrangement, the full text of which is appended to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.	The arrangement agreement (the “Arrangement Agreement”) between Chemesis and Spinco dated effective [●], 2020 and all the transactions contemplated therein, the actions of the directors of Chemesis in approving the Arrangement and the actions of the directors and officers of Chemesis in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Chemesis or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Chemesis are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Chemesis:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any director or officer of Chemesis is hereby authorized and directed, for and on behalf of Chemesis to execute Articles of Arrangement to give effect to the Plan of Arrangement and to deliver such other documents as are necessary or desirable under the BCBCA in accordance with the Articles of Arrangement.

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6.	Any director or officer of Chemesis is hereby authorized and directed, for and on behalf and in the name of Chemesis, to execute and deliver, whether under the corporate seal of Chemesis or otherwise, all such deeds, instruments, assurances, agreements, forms, waivers, notices, certificates, confirmations and other documents and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement, the Articles of Arrangement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Chemesis, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Chemesis;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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